Exhibit 99.1

[Plug Power Logo]

FOR IMMEDIATE RELEASE

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS STRONG 3RD QUARTER

LATHAM, N.Y. – October 22, 2003 — Plug Power Inc. (NASDAQ: PLUG) today reported significant progress during the third quarter which included a 16 percent increase in revenue and reduced net cash used in operating activities, demonstrating the Company’s continued progress in meeting key business objectives.

“Plug Power’s progress this quarter reflects our ability to develop new relationships with key customers and government partners to increase revenue,” said Roger Saillant, President and CEO of Plug Power. “We continue our work to build a strong Company that delivers on its promises and executes according to Plug Power’s business plan.”

Plug Power continues to be a leader in the deployment of proton exchange membrane (PEM) fuel cell systems at customer locations in the United States, Europe and Asia. This quarter the Company:

•	Installed and commissioned the Company’s first prototype back-up product for the telecommunications industry, which is connected to Verizon’s telecommunication network as part of a field trial. This one-year program, sponsored by the New York State Energy Research and Development Authority (NYSERDA), is providing Verizon and Plug Power with data on the application of fuel cells in the telecom industry.

•	Delivered 41 GenSysTM grid-parallel, five-kilowatt stationary systems. Significant shipments included 16 systems destined for the European Union’s Virtual Power Plant program, in conjunction with partner Vaillant GmbH, and 20 systems to the Long Island Power Authority for installation in residential locations beginning in the fourth quarter of this year.

•	Operated 129 systems, including 10 newly installed systems, at 64 customer locations, generating more than 400,000 kilowatt-hours of electricity during the quarter. Since 2001, Plug Power systems, in total, have exceeded one million operating hours and have generated more than 2.8 million kilowatt-hours of electricity.

•	Demonstrated a prototype Home Energy Station at Honda R&D Americas’ facility in Torrance, California. The Home Energy Station is a fully integrated system co-developed by Plug Power and Honda, using proprietary technologies from both companies. The system was developed under the exclusive joint development agreement signed between Plug Power and Honda in October 2002.

•	Finalized contracts totaling $18.7 million with the U.S. Department of Energy and NYSERDA under which Plug Power expects to receive approximately $12.8 million in net funding during the 30-month cost-share programs.

•	Received a contract for $3.9 million from the National Institute of Standards and Technology (NIST). The contract is part of NIST’s Advanced Technology Program and is for research and development of stationary fuel cells. Plug Power expects to receive approximately $1.8 million in net funding from NIST during the two year, cost-share program.

•	Added four, new patents to Plug Power’s portfolio in the third quarter, for a total of 105 patents issued with 144 pending.

“Plug Power continues to jointly work with new and existing customers to develop fuel cell products that meet their specific needs,” said Mark Sperry, Chief Marketing Officer. “We are pleased to have the opportunity to showcase our products to a variety of customers in multiple applications and are honored to be working with companies who are leaders in their industry.”

During the fourth quarter, the Company expects to make shipments against the current order backlog including initial deliveries of the GenCoreTM 5T backup systems. The Company will be announcing additional product direction relative to hydrogen generation in conjunction with the upcoming PowerGen 2003 conference and exhibition in December.

Financials

Total revenue for the third quarter ended September 30, 2003 increased by 16 percent to $3.5 million compared to $3.0 million for the third quarter of 2002. Year-to-date total revenue increased by 13 percent to $9.5 million compared to $8.4 million in 2002.

Net cash used in operating activities declined for the quarter ended September 30, 2003 to $8.3 million, including $0.3 million spent in the third quarter of 2003 for integration costs related to Plug Power’s March 25, 2003 acquisition of H Power Corp. (H Power). This compares to $9.2 million during the third quarter of 2002. Year-to-date, net cash used in operating activities was $27.6 million, including $3.2 million for acquisition fees, severance and other integration costs related to the acquisition of H Power, compared to $26.0 million during the same period of 2002. (See attached financial highlights.) Excluding the impact of H Power, cash used in operating activities for the full year 2003 is currently expected to be toward the lower end of the existing guidance of $35.0 to $40.0 million.

Net loss for the quarter was $12.4 million or $0.20 per share, compared to $10.7 million or $0.21 per share for the same period in 2002. Year-to-date, the net loss was $39.0 million or $0.68 per share, compared to $34.5 million or $0.68 per share for the same period last year. The current year-to-date loss includes a charge of $3.0 million for the write-off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a part of the H Power acquisition.

Weighted average shares outstanding for the quarter ended September 30, 2003, increased to 61.0 million shares compared to 50.8 million shares for the same period in 2002. Year-to-date weighted average shares outstanding increased to 57.7 million shares compared to 50.6 million shares in 2002. As of September 30, 2003, there were approximately 61.0 million shares issued and outstanding.

Plug Power has scheduled a conference call today, at 10:00 AM (ET) to review its third quarter 2003 results. Interested parties are invited to participate. To listen to the conference call, please call (706) 634-1510. The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the company’s Web site until October 29, 2003.

See the attached financial highlights for the third quarter 2003. For more information about Plug Power please visit

http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs, develops and markets proton exchange membrane (PEM) fuel cells for stationary applications. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Celanese Ventures. The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2002, dated March 31, 2003 and filed with the Securities Exchange Commission on March 31, 2003, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	December 31, 2002	September 30, 2003
Assets
Current assets:
Cash and cash equivalents	$27,257,641	$44,854,773
Restricted cash	325,000	325,000
Marketable securities	28,590,378	12,705,864
Accounts receivable	4,145,328	3,097,285
Inventory	2,031,995	3,197,456
Prepaid development costs	2,145,265	1,036,276
Other current assets	2,639,630	903,659

Total current assets	67,135,237	66,120,313

Restricted cash	4,675,274	4,675,274
Property, plant and equipment, net	26,320,676	24,590,752
Intangible asset	514,847	4,125,000
Investment in affiliates	9,488,762	8,046,834
Goodwill	—	10,308,643
Other assets	547,995	465,796

Total assets	$108,682,791	$118,332,612

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$947,839	$2,480,094
Accrued expenses and other current liabilities	3,432,841	4,169,350
Deferred revenue	5,878,784	4,550,828

Total current liabilities	10,259,464	11,200,272

Long-term debt and other liabilities	5,726,559	5,704,837

Total liabilities	15,986,023	16,905,109

Stockholders’ equity	92,696,768	101,427,503

Total liabilities and stockholders' equity	$108,682,791	$118,332,612

Statements of Operations Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenue
Product and service revenue	$2,619,110	$1,988,093	$7,381,398	$6,166,687
Research and development contract revenue	374,577	1,477,011	1,060,244	3,354,946

Total revenue	2,993,687	3,465,104	8,441,642	9,521,633

Cost of revenue and expenses
Cost of revenues	3,142,867	3,606,186	7,725,699	8,713,044
In-process research and development	—	—	—	3,000,000
Research and development expense:
Noncash stock-based compensation	269,836	500,596	520,006	1,433,828
Other research and development	8,411,249	9,727,157	29,405,724	29,338,357
General and administrative expense:
Noncash stock-based compensation	22,135	184,829	415,308	355,862
Other general and administrative	1,667,745	1,505,024	4,688,194	4,727,749

Operating loss	(10,520,145)	(12,058,688)	(34,313,289)	(38,047,207)

Interest income, net	327,182	130,017	1,358,089	489,838

Loss before equity in losses of affiliates	(10,192,963)	(11,928,671)	(32,955,200)	(37,557,369)

Equity in losses of affiliates	(481,403)	(476,840)	(1,544,051)	(1,441,928)

Net loss	$(10,674,366)	$(12,405,511)	$(34,499,251)	$(38,999,297)

Loss per share—basic and diluted	$(0.21)	$(0.20)	$(0.68)	$(0.68)

Weighted average number of shares outstanding	50,818,978	60,958,387	50,558,138	57,697,749

Statements of Cash Flows Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net cash used in operating activities	$(9,224,280)	$(8,314,118)	$(26,067,988)	$(27,631,920)
Purchases of property, plant and equipment, net of proceeds on disposals	(572,183)	(152,190)	(1,505,930)	(289,554)

Principal payments on long-term debt and capital leases	(4,494)	(44,449)	(17,167)	(46,968)
Proceeds from stock option exercises	1,500	5,219	918,458	215,318
Proceeds from acquisition, net	—	—	—	29,465,741